Exhibit 99(e)(14)

IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

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BRIAN TROMBLEY, DAN J. THOMAS, JR.,	:
JOHN HAWN and LEONARD GERSTLE C/F	:
JEREMY GERSTLE, UGMA,	:
:
Plaintiffs,	:
:
vs.	: C.A. No. 3008-VCP
:
BIOENVISION, INC., CHRISTOPHER B. WOOD,	:
MICHAEL KAUFFMAN, THOMAS SCOTT	:
NELSON, STEVEN A. ELMS, ANDREW SCHIFF,	:
JOSEPH P. COOPER, GENZYME	:
CORPORATION and WICHITA BIO	:
CORPORATION,	:
:
Defendants.
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PLAINTIFFS’ MOTION FOR PRELIMINARY INJUNCTION

Plaintiffs hereby move pursuant to Court of Chancery Rule 65 for an Order preliminarily enjoining defendants and all persons acting in concert with them from proceeding with, consummating or otherwise giving effect to the tender offer of defendant Genzyme Corporation for all shares of the Common and Preferred stock of Bioenvision, Inc. that is the subject of a Schedule 14D-1 Genzyme filed with the Securities and Exchange Commission on June 4, 2007 and a Schedule 14D-9 Bioenvision filed on June 7, 2007.

The grounds for this Motion will be set forth in plaintiffs’ briefs, affidavits and other papers to be submitted pursuant to a schedule satisfactory to the Court.

ROSENTHAL, MONHAIT & GODDESS, P.A.

/s/ Joseph A. Rosenthal
Joseph A. Rosenthal (Del. Bar No. 234)
919 Market Street, Suite 1401
P.O. Box 1070
Wilmington, Delaware 19899
(302) 656-4433

OF COUNSEL:

LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
Samuel H. Rudman
David A. Rosenfeld
Joseph Russello
58 South Service Road, Suite 200
Melville, NY 11747
(631) 367-7100

WOLF POPPER LLP

845 Third Avenue

New York, NY 10022

(212) 759-4600